EXHIBIT 99.1

News Release

Contact:
Paul Chrisco, CFO
(812) 981-7375

FOR IMMEDIATE RELEASE

Community Bank Shares of Indiana, Inc. reports 2nd quarter earnings

      NEW ALBANY, Ind. (July 28, 2004) - Community Bank Shares of Indiana, Inc. (NASDAQ - CBIN) reported results for the second quarter ended June 30, 2004. A summary of the Company's second quarter results follow:

      Second quarter ended June 30,          2004         2003        Change
      -----------------------------          ----         ----        ------
      Net income                           $605,000     $542,000       11.6%
      Net income per share, basic          $   0.25     $   0.23        8.7%
      Net income per share, diluted        $   0.25     $   0.23        8.7%

      "We are pleased to report that net income increased nearly 12% to $605,000 for the second quarter of 2004 from the second quarter of 2003. This increase was driven by growth in our core retail and commercial banking lines of business as net interest income increased 11% to $3.6 million between the periods. The increase in net interest income helped offset a decline in our mortgage banking income which resulted from an increase in mortgage interest rates. We are also encouraged by our growth in total assets which increased approximately $35 million to $556 million during the first half of 2004. Our asset growth was primarily driven by our ability to attract new deposit relationships as total deposits grew nearly $50 million over the first six months of 2004. We believe we have built a solid foundation upon which we can continue to profitably grow our balance sheet," stated James D. Rickard, President and Chief Executive Officer.

      "In addition to our increase in earnings, we continue to see significant results from our commitment to attracting lower cost funding as we opened over 1,500 new non-interest bearing checking accounts during 2004. Overall, non-interest bearing balances have increased 35% during the first six months of 2004 to $46.5 million. We will continue to place particular emphasis on deposit growth as we look to increase net interest income through the growth of our loan portfolio," added Mr. Rickard.

      Net interest income increased $349,000 during the second quarter of 2004 compared to the second quarter of 2003. The increase in net interest income was primarily a result of the growth in average commercial loans as the Company continues to benefit from its successful commercial loan operations. Additionally, loan balances were positively impacted by the success of the Company's retail banking business in generating new home equity lines of credit which increased 38.4% over the twelve months ended June 30, 2004. Growth in total assets was also driven by the issuance of $7.0 million in floating rate trust preferred securities in June 2004.

These securities were issued to increase regulatory capital and support future growth of the Company.

      Non-interest income continues to be driven by the Company's core business activities and was $793,000 for the second quarter of 2004 compared to $853,000 for the same period in 2003. The decrease in non-interest income was primarily due to a reduction in mortgage banking income. By concentrating on its retail banking business, the Company has opened approximately 3,000 new checking accounts in the first six months of 2004. These new relationships contributed to a 6.6% increase in service charges on deposit accounts for the second quarter of 2004 compared to the second quarter of 2003.

      Non-interest expense increased 6.1% for the three months ended June 30, 2004 when compared to the same period in 2003, primarily the result of an increase in occupancy and equipment expenses related to the opening of additional banking centers.

      Mr. Rickard added in closing, "We will continue to concentrate our efforts on profitably growing our balance sheet through our strong loan origination and deposit gathering functions, while at the same time maintaining a focused commitment to the highest levels of customer service. We believe that our dedication to exceptional customer service differentiates Community Bank from its competitors and will facilitate our successful growth in the future."

      Community Bank Shares of Indiana, Inc. is the parent company of Community Bank of Southern Indiana in New Albany, Indiana, a full-service banking subsidiary. The Company is traded on the NASDAQ under the symbol CBIN.

      Statements in this press release relating to the Company's plans, objectives, or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations. The Company's actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed in the Company's 2003 Form 10-K and subsequent 10-Qs filed with the Securities and Exchange Commission.

                          [TABULAR INFORMATION FOLLOWS]

CONSOLIDATED CONDENSED
BALANCE SHEETS
(Unaudited)

                                                              June 30,   December 31,   June 30,
                                                                2004         2003         2003
                                                             ---------   ------------  ---------
                                                                        (In thousands)
ASSETS
Cash and due from banks                                      $  11,897    $  10,164    $  10,994
Interest bearing deposits in other financial institutions        2,525        2,217        5,037
Securities available for sale, at fair value                    95,304       83,143       91,525
Loans, net                                                     409,767      391,199      366,224
Premises and equipment, net                                     11,841       11,331       11,247
Other assets                                                    25,034       23,261       24,270
                                                             -----------------------------------
     Total Assets                                            $ 556,368    $ 521,315    $ 509,297
                                                             ===================================

LIABILITIES
Deposits
     Non-interest bearing                                    $  46,508    $  34,386    $  35,813
     Interest bearing                                          343,842      306,929      301,535
                                                             -----------------------------------
         Total deposits                                        390,350      341,315      337,348
Short-term borrowings                                           31,587       45,325       37,028
Federal Home Loan Bank advances                                 83,000       90,200       88,000
Subordinated debenture                                           7,000           --           --
Other liabilities                                                3,547        2,186        3,432
                                                             -----------------------------------
     Total Liabilities                                         515,484      479,026      465,808
                                                             -----------------------------------

STOCKHOLDERS' EQUITY
Stockholders' equity                                            40,884       42,289       43,489
                                                             -----------------------------------
     Total Liabilities and Stockholders' Equity              $ 556,368    $ 521,315    $ 509,297
                                                             ===================================

CONSOLIDATED CONDENSED
STATEMENTS OF INCOME
(Unaudited)

                                     Three Months Ended                   Six Months Ended
                                          June 30,                            June 30,
                                ----------------------------        ----------------------------
                                   2004              2003              2004              2003
                                ----------        ----------        ----------        ----------
                              (In thousands, except share data)   (In thousands, except share data)
Interest income                 $    6,692        $    6,260        $   13,214        $   12,510
Interest expense                     3,068             2,985             6,128             5,792
                                ----------------------------------------------------------------
Net interest income                  3,624             3,275             7,086             6,718
Provision for loan losses              360               333               720               629
Non-interest income                    794               853             1,613             1,846
Non-interest expense                 3,329             3,136             6,503             6,281
                                ----------------------------------------------------------------
Income before income taxes             729               659             1,476             1,654
Income tax expense                     124               117               264               366
                                ----------------------------------------------------------------
Net income                      $      605        $      542        $    1,212        $    1,288
                                ================================================================
Basic earnings per share        $     0.25        $     0.23        $     0.50        $     0.54
Diluted earnings per share      $     0.25        $     0.23        $     0.50        $     0.54
                                ================================================================